EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements pertaining to the IMCO Recycling Inc. Amended and Restated Stock Option Plan (Form S-8 No. 33-34745), the IMCO Recycling Inc. 1992 Stock Option Plan (Form S-8 Nos. 333-76780, 333-00075, and 333-71339), the IMCO Recycling Inc. Annual Incentive Program (Form S-8 Nos. 333-07091 and 333-71335), the IMCO Recycling Inc. Stock Purchase Plan (Form S-8 No. 333-81949), and the IMCO Recycling Inc. 2000 Restricted Stock Plan (Form S-8 No. 333-55962) of our report dated January 28, 2003, with respect to the financial statements of IMCO Recycling Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

March 19, 2003

Dallas, TX